Exhibit (a)(1)

CHANGE OF CONTROL NOTICE
AND OFFER TO PURCHASE



                             BABY SUPERSTORE, INC.

                              OFFER TO PURCHASE
                   FOR CASH ANY AND ALL OF THE OUTSTANDING
                4-7/8% CONVERTIBLE SUBORDINATED NOTES DUE 2000
                           OF BABY SUPERSTORE, INC.


      Baby Superstore, Inc. ("Baby Superstore"), a wholly owned subsidiary of Toys "R" Us, Inc. ("Toys "R" Us") hereby offers (the "Offer") to purchase for cash at the Repurchase Price (as defined herein), upon the terms and subject to the conditions set forth in this Change of Control Notice and Offer to Purchase (this "Offer to Purchase") and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), any and all of the outstanding 4-7/8% Convertible Subordinated Notes due 2000 of Baby Superstore (the "Notes"). The "Repurchase Price" is 100% of the principal amount of the Notes, plus accrued interest to but excluding the date of repurchase.

      The Offer is being made pursuant to the Indenture, dated as of October 3, 1995, as amended by a First Supplemental Indenture, dated as of February 3, 1997 (as amended, the "Indenture"), among Baby Superstore, Toys "R" Us and The Bank of New York, as successor in interest to Nationsbank of Georgia, National Association, as Trustee (the "Trustee"), which provides that, following a Change of Control (as defined herein), each holder of Notes will have the right, at such holder's option, to require Baby Superstore to repurchase all or a portion of such holder's Notes at the Repurchase Price (a "Change of Control Right"). A Change of Control occurred on February 3, 1997, as a result of the consummation of the merger of BSST Acquisition Corp., a wholly owned subsidiary of Toys "R" Us ("Sub"), with and into Baby Superstore, with Baby Superstore continuing as the surviving corporation and becoming a wholly owned subsidiary of Toys "R" Us (the "Merger").

      As of February 12, 1997, there was $115,000,000.00 aggregate principal amount of Notes outstanding. Prior to the consummation of the Merger, the Notes were convertible into shares of Common Stock, without par value, of Baby Superstore ("Baby Superstore Common Stock") at a conversion price of $53.875 per share of Baby Superstore Common Stock. Upon consummation of the Merger, pursuant to adjustment mechanisms contained in the Indenture, the Notes became, and are currently, convertible into shares of Common Stock, par value $.10 per share, of Toys "R" Us ("Toys "R" Us Common Stock") at a conversion price of $66.34 per share of Toys "R" Us Common Stock. In connection with the Merger, Toys "R" Us agreed to be jointly and severally liable with Baby Superstore for all of the payment obligations of Baby Superstore under the Notes and the Indenture.
                                                 (text continued on next page)

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SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE, THE
OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 15, 1997, UNLESS THE OFFER IS EXTENDED (SUCH TIME AND DATE OR THE LATEST EXTENSION THEREOF, IF EXTENDED, THE "EXPIRATION DATE"). NOTES TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.
-------------------------------------------------------------------------------

The date of this Change of Control Notice and Offer to Purchase is February 14, 1997.

(text continued from prior page)

      On February 12, 1997, the closing price per $1,000 principal amount of Notes, as reported on the Nasdaq SmallCap Market, was $995, and the closing price per share of Toys "R" Us Common Stock, as reported on the New York Stock Exchange, Inc. (the "NYSE") Composite Tape, was $25. A holder may convert Notes into shares of Toys "R" Us Common Stock until, but not after, such Note is properly tendered to The Bank of New York, as Depositary (the "Depositary"), unless the tender of such Note is properly withdrawn, there is a default in payment of the Repurchase Price or the Offer is terminated without the purchase of Notes. Any Notes which remain outstanding after consummation of the Offer will continue to be obligations of Baby Superstore and will continue to be convertible at the option of the holder thereof into shares of Toys "R" Us Common Stock.

      Tenders of Notes may be withdrawn at any time prior to the Expiration Date. In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be returned to the tendering holders promptly.

      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, Baby Superstore will purchase, by accepting for payment, and will pay for all Notes validly tendered (and not properly withdrawn) pursuant to the Offer, promptly after the Expiration Date, such payment to be made by the deposit of immediately available funds by Baby Superstore with the Depositary, which will act as agent for tendering holders for the purpose of receiving payment from Baby Superstore and transmitting such payment to tendering holders.


      No person has been authorized to give any information or to make any representations other than those contained in this Offer to Purchase and, if given or made, such information or representations must not be relied upon as having been authorized. This Offer to Purchase and related documents do not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances in which such offer or solicitation is unlawful. The delivery of this Offer to Purchase shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information.

      Neither Baby Superstore nor Toys "R" Us makes any recommendation as to whether or not holders should exercise their Change of Control Right and tender Notes pursuant to the Offer.

      Any questions or requests for assistance or for additional copies of this Offer to Purchase or related documents may be directed to the Depositary at one of its telephone numbers set forth on the back cover page hereof. Any beneficial owner owning interests in Notes may contact such beneficial owner's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                             AVAILABLE INFORMATION

      Baby Superstore and Toys "R" Us are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning Baby Superstore and Toys "R" Us can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Office at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained, at prescribed rates, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a site on the Internet's World Wide Web at http://www.sec.gov. that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including Baby Superstore and Toys "R" Us. The Notes are listed and traded on the Nasdaq SmallCap Market and such reports, proxy statements and other information concerning Baby Superstore may be inspected at the offices of the Nasdaq SmallCap Market, 1735 K Street, N.W., Washington, D.C. 20006. The Toys "R" Us Common Stock is listed and traded on the NYSE and such reports, proxy statements and other information concerning Toys "R" Us may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

      Because Baby Superstore is a wholly owned subsidiary of Toys "R" Us and Toys "R" Us is jointly and severally liable with Baby Superstore for all payment obligations under the Notes and the Indenture, Toys "R" Us and Baby Superstore intend to submit an application to the Commission to exempt Baby Superstore from the informational requirements of the Exchange Act. Should such application be granted, Baby Superstore will no longer separately file reports, proxy statements and other information with the Commission pursuant to the Exchange Act. In accordance with regulations of the Commission, however, Toys "R" Us will include "summarized financial information" regarding Baby Superstore in the reports filed by Toys "R" Us with the Commission pursuant to the Exchange Act.

      This Offer to Purchase constitutes a part of an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") filed with the Commission by Toys "R" Us and Baby Superstore pursuant to Section 13(e) of the Exchange Act and the rules and regulations promulgated thereunder. The Schedule 13E-4 and all exhibits thereto are incorporated in this Offer to Purchase by reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents, which have been filed by Baby Superstore (File No. 0-24614) with the Commission under the Exchange Act, are incorporated herein by reference:

      (a) Baby Superstore's Annual Report on Form 10-K for the fiscal year ended January 31, 1996, as amended by the Form 10-K/A filed on September 11, 1996.
      (b) Baby Superstore's Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 1996, as amended by the Form 10-Q/A filed on September 11, 1996.
      (c) Baby Superstore's Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 1996.
      (d) Baby Superstore's Quarterly Report on Form 10-Q for the fiscal quarter ended October 30, 1996.
      (e) Baby Superstore's Current Reports on Form 8-K dated October 2, 1996 and February 3, 1997.

      The following documents, which have been filed by Toys "R" Us (File No. 1-11609) with the Commission under the Exchange Act, are incorporated herein by reference:

      (a) Toys "R" Us' Annual Report on Form 10-K for the fiscal year ended February 3, 1996.
      (b) Toys "R" Us' Quarterly Report on Form 10-Q for the fiscal quarter ended May 4, 1996.
      (c) Toys "R" Us' Quarterly Report on Form 10-Q for the fiscal quarter ended August 3, 1996.
      (d) Toys "R" Us' Quarterly Report on Form 10-Q for the fiscal quarter ended November 2, 1996.
      (e) Toys "R" Us' Current Reports on Form 8-K dated July 15, 1996, October 2, 1996, January 7, 1997 and February 3, 1997.

      All documents filed with the Commission by Baby Superstore or Toys "R" Us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

      THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN (OTHER THAN EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS OFFER TO PURCHASE HAS BEEN DELIVERED, UPON WRITTEN OR ORAL REQUEST, TO TOYS "R" US, INC., 461 FROM ROAD, PARAMUS, NEW JERSEY 07652, ATTENTION: EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, TELEPHONE:
(201) 262-7800.


                DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

      This Offer to Purchase, including the information incorporated by reference herein, contains certain forward looking statements with respect to the financial condition, results of operations and businesses of the Company and Toys "R" Us. See "Certain Information Concerning Baby Superstore and Toys "R" Us" and "Incorporation of Certain Documents By Reference." These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) that rates of expansion could be different than currently anticipated, (2) that pressures on margins would be greater than anticipated, (3) that increases in higher margin product sales could not be achieved, (4) that inventory imbalances could occur caused by unanticipated fluctuations in consumer demand, (5) that competition in the infant-through-toddler industry could intensify, (6) that financial performance and results of operations could be affected by trends in the economy which affect consumer confidence and consumer demand for retail goods, and (7) that the effects of the Merger could be different than anticipated.

                               TABLE OF CONTENTS


                                                                          Page

Available Information......................................................  3
Incorporation of Certain Documents by Reference............................  3
Disclosure Regarding Forward Looking Statements............................  4
The Offer..................................................................  6
    General................................................................  6
    Purpose and Effects of the Offer.......................................  6
    Expiration Date; Extensions; Amendments; Termination...................  7
    Acceptance for Payment.................................................  8
Procedures For Tendering Notes.............................................  8
    Tendering Notes........................................................  8
    Guaranteed Delivery Procedures......................................... 11
    Withdrawal Rights...................................................... 11
Certain Information Concerning Baby Superstore and Toys "R" Us............. 12
    Baby Superstore........................................................ 12
    Toys "R" Us............................................................ 13
Recent Developments........................................................ 13
    The Merger............................................................. 13
    Adjustment to Conversion Price; Joint and Several Obligation........... 13
Sources and Amount of Funds................................................ 14
Market Price Information................................................... 14
    The Notes.............................................................. 14
    The Toys "R" Us Common Stock........................................... 15
Selected Financial Data.................................................... 16
    Toys "R" Us............................................................ 16
    Baby Superstore........................................................ 17
Certain Federal Income Tax Consequences.................................... 18
    Sale of Notes Pursuant to the Offer.................................... 18
    Retention of Notes..................................................... 18
The Depositary............................................................. 19
Miscellaneous.............................................................. 19

                                   THE OFFER

GENERAL

       Baby Superstore hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase, to purchase for cash at the Repurchase Price any and all Notes that are properly tendered (and not properly withdrawn), pursuant to the terms and conditions set forth herein, prior to the Expiration Date. Baby Superstore will accept only tenders of Notes or a portion thereof which are in an amount equal to $1,000 principal amount of Notes or integral multiples thereof. Tenders of Notes may be withdrawn at any time prior to the Expiration Date. In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be returned to the tendering holders promptly.

       Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, Baby Superstore will purchase, by accepting for payment, and will pay for, all Notes validly tendered (and not properly withdrawn) pursuant to the Offer promptly after the Expiration Date. Such payment will be made by the deposit of immediately available funds by Baby Superstore with the Depositary, which will act as agent for tendering holders for the purpose of receiving payment from Baby Superstore and transmitting such payment to tendering holders. Subject to the requirements of Article Fourteen of the Indenture, Baby Superstore expressly reserves the right, in its sole discretion and subject to Rule 13e-4(f)(5) under the Exchange Act, to delay acceptance for payment of or payment for Notes in order to comply, in whole or in part, with any applicable law.

       If less than all the principal amount of Notes held by a holder is tendered and accepted pursuant to the Offer, Baby Superstore shall issue, and the Trustee shall authenticate and deliver to or on the order of the holder thereof, at the expense of Baby Superstore, new Notes of authorized denominations, in a principal amount equal to the portion of the Notes not tendered or not accepted, as the case may be, as promptly as practicable after the Expiration Date.

       A Note may be converted into shares of Toys "R" Us Common Stock until, but not after, such Note is properly tendered to the Depositary unless the tender of such Note is properly withdrawn, there is a default in payment of the Repurchase Price or the Offer is terminated without the purchase of Notes.

       After the Expiration Date, Baby Superstore may purchase additional Notes in the open market, in privately negotiated transactions, through subsequent tender or exchange offers or otherwise, subject to compliance with applicable law. Any future purchases may be on the same terms or on terms that may be more or less favorable to Holders than the terms of the Offer. Any future purchases will depend on various factors at that time.


PURPOSE AND EFFECTS OF THE OFFER

      The Offer is being made pursuant to the Indenture, which provides that, upon the occurrence of a Change of Control (as defined below), each holder of Notes will have the right, at such holder's option, to require Baby Superstore to repurchase all or a portion of such holder's Notes, in denominations of $1,000 or integral multiples thereof, at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the date of repurchase. A "Change of Control" is defined in the Indenture as such time as any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act in effect on the date of the Indenture), other than Jack P. Tate or any employee benefit plan or stock plan sponsored by Baby Superstore, is or becomes the "beneficial owner" (as such terms in used in Rule 13d-3 under the Exchange Act in effect on the date of the Indenture) of shares of capital stock of Baby Superstore entitling such person to exercise more than 50% of the total voting power of all shares of capital stock of Baby Superstore entitled to vote in ordinary circumstances in an election of directors. A

"Change of Control" occurred on February 3, 1997 as a result of the consummation of the Merger, pursuant to which Sub was merged with and into Baby Superstore, with Baby Superstore continuing as the surviving corporation and becoming a wholly owned subsidiary of Toys "R" Us. This Offer to Purchase serves as the "Change of Control Notice" required by the Indenture.

       The Notes purchased in the Offer will cease to be outstanding and will be delivered to the Trustee for cancellation immediately after such purchase. Any Notes which remain outstanding after consummation of the Offer will continue to be obligations of Baby Superstore, and will continue to be convertible at the option of the holder thereof into shares of Toys "R" Us Common Stock. The Indenture does not contain any limitations on the ability of Baby Superstore to incur additional indebtedness.

       Holders of Notes that are not tendered pursuant to the Offer will not have the right after the Expiration Date to exercise their Change of Control Rights in respect of such Notes in connection with the Merger. Depending upon, among other things, the amount of Notes outstanding after the consummation of the Offer, the liquidity of untendered Notes may be adversely affected by the Offer. If there is a market for such Notes following the Offer, such Notes may trade at a discount compared to present trading prices depending on prevailing interest rates, the market for securities with similar credit features, the performance of Baby Superstore and Toys "R" Us and other factors. In addition, if substantially all of the Notes are tendered pursuant to the Offer, Baby Superstore intends to delist the Notes from the Nasdaq SmallCap Market. Accordingly, there is no assurance that an active market in such Notes following consummation of the Offer will exist and no assurance as to the prices at which such Notes may trade.

       As of the date of this Change of Control Notice and Offer to Purchase, the Company has no "Senior Indebtedness" of the type referred to in Section 1401(a) of the Indenture. Accordingly, no action by the Company with respect to holders of Senior Indebtedness pursuant to Section 1401(a) of the Indenture is required.


EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

       The Offer will expire on the Expiration Date, unless extended pursuant to the procedures set forth herein. Subject to the requirements of Article Fourteen of the Indenture, Baby Superstore expressly reserves the right to extend the Offer by giving oral or written notice of such extension to the Depositary. During any extension of the Offer, all Notes previously tendered pursuant to the Offer (and not properly withdrawn) will remain subject to the Offer and may be accepted for payment by Baby Superstore, subject to the withdrawal rights of Holders.

       Baby Superstore also expressly reserves the right, subject to the requirements of Article Fourteen of the Indenture and Rule 13e-4(f)(5) under the Exchange Act and other applicable law: (i) to delay acceptance for payment of or payment for any Notes tendered pursuant to the Offer; and (ii) at any time, or from time to time, to amend the terms of the Offer in any respect.

       Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which Baby Superstore may choose to make a public announcement of any extension, termination or amendment of the Offer, Baby Superstore shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Offer, in which case Baby Superstore shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

ACCEPTANCE FOR PAYMENT

       Upon the terms and subject to the conditions to the Offer (including if the Offer is extended or amended, the terms of such extension or amendment) and applicable law, Baby Superstore will purchase, by accepting for payment, and will pay for all Notes properly tendered (and not properly withdrawn) pursuant to the Offer, promptly after the Expiration Date. In all cases, payment by the Depositary to tendering holders will be made only after timely receipt by the Depositary of the documentation described under "Procedures for Tendering and Withdrawing Notes - Tendering Notes."

       For purposes of the Offer, Baby Superstore shall be deemed to have accepted for payment (and thereby to have purchased) tendered Notes as, if and when Baby Superstore gives oral or written notice to the Depositary of Baby Superstore's acceptance of such Notes for payment. Subject to the terms and conditions of the Offer, payment for Notes so accepted will be made by deposit of the consideration therefor with the Depositary. The Depositary will act as agent for tendering holders for the purpose of receiving payment from Baby Superstore and then transmitting payment to such tendering holders.


                        PROCEDURES FOR TENDERING NOTES


TENDERING NOTES

       The tender of Notes pursuant to any of the procedures set forth in this Offer to Purchase and in the Letter of Transmittal will constitute a binding agreement between the tendering holder and Baby Superstore upon the terms and subject to the conditions of the Offer. The tender of Notes will constitute an agreement to deliver good and marketable title to all tendered Notes prior to the Expiration Date free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

       EXCEPT AS PROVIDED IN "-GUARANTEED DELIVERY PROCEDURES", UNLESS THE NOTES BEING TENDERED ARE DEPOSITED BY THE HOLDER WITH THE DEPOSITARY PRIOR TO THE EXPIRATION DATE (ACCOMPANIED BY A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL), BABY SUPERSTORE MAY, AT ITS OPTION, REJECT SUCH TENDER. PAYMENT FOR NOTES WILL BE MADE ONLY AGAINST DEPOSIT OF TENDERED NOTES AND DELIVERY OF ALL OTHER REQUIRED DOCUMENTS.

       Only record holders of Notes are authorized to exercise a Change of Control Right and tender their Notes pursuant to the Offer. Accordingly, to properly exercise a Change of Control Right and tender Notes or cause Notes to be tendered, the following procedures must be followed:

       Notes held through DTC. Each beneficial owner of Notes held through a participant (a "DTC Participant") of the Depository Trust Company ("DTC") (i.e., a custodian bank, depositary, broker, trust company or other nominee) must instruct such DTC Participant to cause its Notes to be tendered in accordance with the procedures set forth in this Offer to Purchase.

       Pursuant to an authorization given by DTC to the DTC Participants, each DTC Participant that holds Notes through DTC must (i) transmit its acceptance through the DTC Automated Tender Offer Program ("ATOP") (for which the transaction will be eligible), and DTC will then edit and verify the acceptance, execute a book-entry delivery to the Depositary's account at DTC and send an Agent's Message (as defined herein) to the Depositary for its acceptance, or
(ii) comply with the guaranteed delivery procedures set forth in this Offer to Purchase. The Depositary will (promptly after the date of this Offer to Purchase) establish accounts at DTC for purposes of the Offer with respect to Notes held through DTC, and any financial institution that is a DTC Participant may make book-entry delivery of interests in Notes into the Depositary's account through ATOP.

However, although delivery of interests in the Notes may be effected through book-entry transfer into the Depositary's account through ATOP, an Agent's Message in connection with such book-entry transfer, and any other required documents, must be, in any case, transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase, or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation".

       The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each DTC Participant tendering through ATOP that such DTC Participants have received a Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal and Baby Superstore may enforce such agreement against such DTC Participants.

       All of the Notes currently held through DTC have been issued in the form of a global note registered in the name of Cede & Co., DTC's nominee (the "Global Note"). At or as of the Expiration Date, DTC will deliver to the Depositary a properly completed and duly executed Letter of Transmittal in respect of the aggregate principal amount of Notes as to which it has delivered to DTC Agent's Messages and Cede & Co. will deliver to the Depositary the Global Note. At or as of the close of business on the third business day after the Expiration Date, DTC will deliver to the Depositary a properly completed and duly executed Letter of Transmittal in respect of the aggregate principal amount of Notes as to which it has delivered to DTC Agent's Messages in respect of Notices of Guaranteed Delivery as described under "-Guaranteed Delivery Procedures." Thereafter, the aggregate principal amount of the Global Note will be reduced to represent the aggregate principal amount of Notes held through DTC and not tendered pursuant to the Offer and the Global Note will be returned to Cede & Co.

       Notes held by Record Holders. Each record holder must complete and sign a Letter of Transmittal, and mail or deliver such Letter of Transmittal, and any other documents required by the Letter of Transmittal, together with certificate(s) representing all tendered Notes, to the Depositary at its address set forth on the back cover page of this Offer to Purchase, or the Holder must comply with the guaranteed delivery procedures set forth in this Offer to Purchase.

       All signatures on a Letter of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program; provided, however, that signatures on a Letter of Transmittal need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. If a Letter of Transmittal or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to Baby Superstore of the authority of such person so to act must be submitted.

       No alternative, conditional, irregular or contingent tenders will be accepted (unless waived). By executing a Letter of Transmittal or transmitting an acceptance through ATOP, each tendering holder waives any right to receive any notice of the acceptance for purchase of its Notes.

       Lost or Missing Certificates. If a record holder desires to tender Notes pursuant to the Offer, but the certificates representing such Notes have been mutilated, lost, stolen or destroyed, such holder should write to or telephone the Trustee about procedures for obtaining replacement certificates representing such Notes, arranging for indemnification or about any other matter which requires handling by such Trustee.

       Backup Federal Income Tax Withholding. Under the "backup withholding" provisions of Federal income tax law, unless a tendering holder, or his or her assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 5 of the Letter of Transmittal or is otherwise exempt, the aggregate purchase price may be subject to backup withholding tax at a rate of 31%. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 5 of the Letter of Transmittal.

       Effect of Letter of Transmittal. Subject to and effective upon the acceptance for purchase of and payment for Notes tendered thereby, by executing and delivering a Letter of Transmittal a tendering holder of Notes (i) irrevocably sells, assigns and transfers to Baby Superstore, all right, title and interest in and to all the Notes tendered thereby and (ii) waives any and all rights with respect to the Notes (including without limitation any existing or past defaults and their consequences in respect of the Note and the Indenture under which the Notes were issued), (iii) releases and discharges Baby Superstore from any and all claims such holder may have now, or may have in the future arising out of, or related to, the Notes including without limitation any claims that such holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes and (iv) irrevocably constitutes and appoints the Depositary the true and lawful agent and attorney-in-fact of such holder with respect to any such tendered Notes, will full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to Baby Superstore, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have no rights to, or control over, funds from Baby Superstore, except as agent for Baby Superstore, for the purchase price for any tendered Notes that are purchased by Baby Superstore), all in accordance with the terms of the Offer.

       All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Notes will be resolved by Baby Superstore, whose determination will be final and binding. Baby Superstore reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of which may, in the opinion of counsel for Baby Superstore, be unlawful. Baby Superstore also reserves the absolute right to waive any condition to the Offer and any irregularities or conditions of tender as to particular Notes. Baby Superstore's interpretation of the terms and conditions of the Offer (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as Baby Superstore shall determine. Baby Superstore and the Depositary shall not be under any duty to give notification of defects in such tenders and shall not incur liabilities for failure to give such notification. Tenders of Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Notes received by the Depositary that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Depositary to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

       LETTERS OF TRANSMITTAL AND NOTES MUST BE SENT ONLY TO THE DEPOSITARY. DO NOT SEND LETTERS OF TRANSMITTAL OR NOTES TO BABY SUPERSTORE OR
TOYS "R" US.

       THE METHOD OF DELIVERY OF NOTES AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE PERSONS TENDERING AND DELIVERING ACCEPTANCES OR LETTERS OF TRANSMITTAL AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE DEPOSITARY PRIOR TO THE EXPIRATION DATE.

GUARANTEED DELIVERY PROCEDURES

       DTC Participants. A DTC Participant who wishes to cause its Notes to be tendered, but who cannot transmit its acceptance through ATOP prior to the Expiration Date, may cause a tender to be effected if:

            (a) guaranteed delivery is made by or through a firm or other entity identified in Rule 17Ad-15 under the Exchange Act (an "Eligible Institution"), including (as such terms are defined therein): (i) a bank;
       (ii) a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker;
       (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings institution that is a participant in a Securities Transfer Association recognized program; and

            (b) prior to 12:00 a.m., New York City time, on the Expiration Date, the Depositary receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided herewith; and

            (c) Book-Entry Confirmation of the transfer into the Depositary's account at DTC, and all other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery.

       Record Holders. A record holder who wishes to tender its Notes but (x) whose Notes are not immediately available and will not be available for tendering prior to the Expiration Date, or (y) who cannot deliver its Notes, the Letter of Transmittal, or any other required documents, to the Depositary prior to the Expiration Date, may effect a tender if:

            (a)  the tender is made by or through an Eligible Institution; and

            (b) prior to 12:00 a.m., New York City time, on the Expiration Date, the Depositary receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided herewith; and

            (c) a properly completed and executed Letter of Transmittal, as well as the certificate(s) representing all tendered Notes in proper form for transfer, and all other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery.

       Under no circumstances will interest be paid by Baby Superstore by reason of any delay in making payment to any person using the guaranteed delivery procedures described above.


WITHDRAWAL RIGHTS

       Tenders of Notes (or any portion of such Notes in integral multiples of $1,000) may be withdrawn at any time prior to the Expiration Date.

       Notes held through DTC. A DTC Participant who has transmitted its acceptance through ATOP in respect of Notes held through DTC may, prior to the Expiration Date, withdraw the instruction given thereby by (i) withdrawing its acceptance through ATOP, or (ii) delivering to the Depositary by mail, hand delivery or facsimile transmission of notice of withdrawal of such instruction. Such notice of withdrawal must contain the name and number of the DTC Participant, the principal amount of Notes to which such withdrawal relates and the signature of the DTC Participant. Withdrawal of such an instruction will be effective upon receipt of such notice of withdrawal by the Depositary.

       Notes held by Record Holders. A holder may withdraw its tender of Notes, prior to the Expiration Date, by delivering to the Depositary by mail, hand delivery or facsimile transmission of notice of withdrawal. Any such notice of withdrawal must (i) specify the name of the person who tendered the Notes to be withdrawn, (ii) contain a description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes and the aggregate principal amount represented by such Notes and (iii) be signed by the holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees), or be accompanied by (x) documents of transfer in a form acceptable to Baby Superstore, in its sole discretion and (y) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such holder. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon receipt by the Depositary even if physical release is not yet effected. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer.

       All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Notes being withdrawn are held for the account of an Eligible Institution.

       A withdrawal of an instruction or a withdrawal of a tender must be executed by a DTC Participant or a holder, as the case may be, in the same manner as the person's name appears on its transmission through ATOP or Letter of Transmittal, as the case may be, to which such withdrawal relates. If a notice of withdrawal is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the notice of withdrawal. A holder or DTC Participant may withdraw a tender only if such withdrawal complies with the provisions of this Offer to Purchase.

       A withdrawal of an instruction previously given pursuant to the transmission of an acceptance through ATOP or a withdrawal of a tender by a holder may be rescinded only by (i) a new transmission of acceptance through ATOP, or (ii) execution and delivery of a new Letter of Transmittal, as the case may be, in accordance with the procedures described herein.


        CERTAIN INFORMATION CONCERNING BABY SUPERSTORE AND TOYS "R" US

BABY SUPERSTORE

       Baby Superstore is a leading large format retailer of baby and young children's products in the United States. Baby Superstore was incorporated in 1970 and opened its first superstore in March 1971 in Greenville, South Carolina and currently operates 77 stores in 23 states, primarily in the southeast and midwest. Substantially all of the products sold by Baby Superstore are directed toward newborns and children up to three years old. As a result of the Merger, Baby Superstore became a wholly owned subsidiary of Toys "R" Us on February 3, 1997. Baby Superstore's principal offices are located at 461 From Road, Paramus, New Jersey 07652, and its telephone number is (201) 262-7800.

TOYS "R" US

       Toys "R" Us is engaged in the operation of 1,373 children's specialty retail stores consisting of 680 United States and 396 international toy stores, including franchise stores, under the name "Toys "R" Us," 212 children's clothing stores under the name "Kids "R" Us," six infant-toddler stores under the name "Babies "R" Us", seventy-seven infant-toddler stores under the name "Baby Superstore" and two superstores combining all of the "R" Us formats mentioned above under the name "Toys "R" Us KidsWorld." Toys "R" Us' executive offices are located at 461 From Road, Paramus, New Jersey 07652, and its telephone number is (201) 262-7800.


                              RECENT DEVELOPMENTS

THE MERGER

       On February 3, 1997, pursuant to the terms of an Agreement and Plan or Merger, dated as of October 1, 1996, and as amended and restated as of December 26, 1996, among Toys "R" Us, Sub, Baby Superstore and Mr. Tate, the Merger was consummated, pursuant to which Sub was merged with and into Baby Superstore, with Baby Superstore continuing as the surviving corporation and becoming a wholly owned subsidiary of Toys "R" Us. In connection with the Merger, (i) each outstanding share of Baby Superstore Common Stock (other than shares held by Mr. Tate, shares held by Baby Superstore and shares held by Toys "R" Us or any direct or indirect wholly owned subsidiary of Toys "R" Us) was converted into
0.8121 of a share of Toys "R" Us Common Stock and (ii) each share of Baby Superstore Common Stock held by Mr. Tate was converted into 0.5150 of a share of Toys "R" Us Common Stock.


ADJUSTMENT TO CONVERSION PRICE; JOINT AND SEVERAL OBLIGATION

       Prior to the consummation of the Merger, the Notes were convertible into shares of Baby Superstore Common Stock at a conversion price of $53.875. Upon consummation of the Merger, pursuant to adjustment mechanisms contained in the Indenture, the Notes became, and are currently, convertible into shares of Toys "R" Us Common Stock at a conversion price of $66.34. In connection with the Merger, Toys "R" Us agreed to be jointly and severally liable with Baby Superstore for the due and punctual payment of the principal of and interest on the Notes when and as the same become due and payable, whether at the stated maturity or by declaration of acceleration, call for redemption or otherwise, in accordance with the Notes and the Indenture as if Toys "R" Us had been the original issuer of the Notes. The obligations of Toys "R" Us in respect of the Notes shall be subordinate and junior in right of payment to the senior indebtedness of Toys "R" Us to the same extent and in the same manner that the Notes are subordinate and junior in right of payment to the senior indebtedness of Baby Superstore pursuant to the Indenture. Senior indebtedness of Toys "R" Us means the principal of and premium, if any, and unpaid interest on, and any other reasonable fees or costs related to indebtedness (and renewals, extensions, modifications and refundings of any such indebtedness) of Toys "R" Us, other than the obligations in respect of the Notes, whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed, (i) for money owing to banks or their subsidiaries or affiliates, (ii) for money borrowed other than from banks evidenced by notes, bonds, debentures or other similar instruments or (iii) arising under a lease of property, equipment or other assets, unless, in each case, the instrument creating or evidencing the same or pursuant to which the same is outstanding provides that such indebtedness is not superior in right of payment to the obligations of Toys "R" Us in respect of the Notes. The assumption by Toys "R" Us of payment obligations in respect of the Notes will be deemed to be a third-party beneficiary agreement for the benefit of the holders of the Notes.

                          SOURCES AND AMOUNT OF FUNDS

       The precise amount of funds required by Baby Superstore to purchase Notes tendered pursuant to the Offer and to pay the fees and expenses related to the Offer will not be known until the Expiration Date. If all outstanding Notes were tendered and purchased, the aggregate amount of funds required to pay the Repurchase Price would be $115,233,593.75. Such funds are expected to be provided by working capital of Baby Superstore.



                           MARKET PRICE INFORMATION

THE NOTES

       The Notes are listed and traded on the Nasdaq SmallCap Market under the symbol "BSSTG." The following tables set forth the high and low sales prices per $1,000 principal amount of the Notes, as reported by the Nasdaq SmallCap Market, for the periods indicated. Prior to October 3, 1995, the Notes were not publicly traded.


                                                                HIGH       LOW
FISCAL YEAR ENDED JANUARY 31, 1996
   Third Quarter (from October 3, 1995).................      $ 1,027.5 $ 971.25
   Fourth Quarter.......................................        1,185     972.5

FISCAL YEAR ENDED JANUARY 29, 1997
   First Quarter........................................      $  1,065 $  845
   Second Quarter.......................................          995     740
   Third Quarter........................................          980     742.5
   Fourth Quarter.......................................          992.5   978.75

FISCAL YEAR ENDED JANUARY 31, 1998
   First Quarter (to February 12, 1997).................      $   995  $  991.25


       On February 12, 1997, the closing sales price per $1,000 principal amount of Notes, as reported by the Nasdaq SmallCap Market, was $995.

       HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE NOTES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

THE TOYS "R" US COMMON STOCK

       The Toys "R" Us Common Stock is listed and traded on the NYSE under the symbol "TOY". The following table sets forth the high and low sales prices per share of Toys "R" Us Common Stock, as reported on the NYSE Composite Tape, for the periods indicated.


                                                                HIGH       LOW
FISCAL YEAR ENDED JANUARY 28, 1995
   First Quarter........................................      $ 37-3/8 $ 32-3/8
   Second Quarter.......................................        36-3/4   32-1/4
   Third Quarter........................................        38-3/4   33
   Fourth Quarter.......................................        39       28-1/4

FISCAL YEAR ENDED FEBRUARY 3, 1996
   First Quarter........................................      $ 30-7/8 $ 23-3/4
   Second Quarter.......................................        29-1/2   24-1/4
   Third Quarter........................................        28-3/4   21-5/8
   Fourth Quarter.......................................        24-3/8   20-1/2

FISCAL YEAR ENDED FEBRUARY 1, 1997
   First Quarter........................................      $ 29-7/8 $ 21-7/8
   Second Quarter.......................................        30-7/8   23-3/4
   Third Quarter........................................        34-1/16  25-7/8
   Fourth Quarter.......................................        37-5/8   24-3/8

FISCAL YEAR ENDED JANUARY 31, 1998
   First Quarter (to February 12, 1997).................      $ 25-5/8 $ 24-5/8

       On February 12, 1997, the closing sales price of the Toys "R" Us Common Stock, as reported on the NYSE Composite Tape, was $25 per share.

       HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE TOYS "R" US COMMON STOCK PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

                            SELECTED FINANCIAL DATA


TOYS "R" US

       The following table presents selected historical financial data for Toys "R" Us for the periods indicated. The financial data for each of the five fiscal years in the period ended February 3, 1996 have been derived from the audited consolidated financial statements of Toys "R" Us for such periods. The financial data for the 39 weeks ended November 2, 1996 and October 28, 1995 are unaudited, but in the opinion of Toys "R" Us reflect all adjustments (consisting primarily of normal recurring accruals) necessary for a fair presentation of such data. The data for the 39 weeks ended November 2, 1996 and October 28, 1995 are not indicative of results of operations for the entire fiscal year. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information of Toys "R" Us incorporated by reference in this Offer to Purchase. See "Incorporation of Certain Documents by Reference."


                                       FISCAL YEAR ENDED                           39 WEEKS ENDED
                           FEB. 3,   JAN. 28,  JAN. 29,  JAN. 30,  FEB. 1,       NOV. 2,   OCT. 28,
                           1996(1)    1995      1994      1993      1992         1996(2)     1995
                          ---------  ------    ------    ------    ------      ---------     -----
                              (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
Net sales.................$9,427    $8,746     $7,946    $7,169    $6,124        $5,265      $4,822
Net earnings..............  148        532        483       438       340            45          55
Earnings per share........  .53       1.85       1.63      1.47      1.15           .16         .20

BALANCE SHEET DATA
Total assets..............6,738      6,571      6,150     5,323     4,583         8,922       8,437
Long-term debt............  827        785        724       671       391         1,028         782
Shareholders' equity......3,432      3,429      3,148     2,889     2,426         3,497       3,361

(1) Results include restructuring and other charges of $269.1 million, net of taxes. This is equivalent to $0.98 per share.
(2) Results include a non-recurring arbitration award charge of $34.6 million, net of taxes. This is equivalent to $0.13 per share.


BABY SUPERSTORE

       The following table presents selected historical financial data for the Company for the periods indicated. The financial data for each of the five fiscal years in the period ended January 31, 1996 have been derived from the audited consolidated financial statements of Baby Superstore for such periods. The financial data for the 39 weeks ended October 30, 1996 and October 25, 1995 are unaudited, but in the opinion of Baby Superstore reflect all adjustments (consisting only of normal recurring adjustments, except as noted in (1) below) necessary for a fair presentation of such data. The data for the 39 weeks ended October 30, 1996 and October 25, 1995 are not indicative of results of operations for the entire fiscal year. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information of Baby Superstore incorporated by reference in this Offer to Purchase. See "Incorporation of Certain Documents by Reference."


                                     FISCAL YEAR ENDED                             39 WEEKS ENDED
                          JAN. 31, JAN. 25,  JAN. 26,  JAN. 27,   JAN. 29,       OCT. 30,   OCT. 25,
                           1996     1995      1994       1993      1992           1996(1)     1995
                          ------   ------    ------     ------    ------        ---------     -----
                                (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
Net sales................  $291     $175     $104        $63       $47            $321        $203
Net earnings (loss)......    12        7        4          1         1              (9)          9
Earnings (loss) per share   .60      .44      .25        .10       .05            (.49)        .44

BALANCE SHEET DATA
Total assets.............   272       92       39         22        18             269         259
Long-term debt...........   115        0       12          5         6             115         115
Shareholders' equity.....    99       58       10          6         5              90          96

(1) Results include a second quarter inventory charge of $7.4 million, net of taxes, and a third quarter non-tax deductible merger-related charge. These charges totaled $8.8 million, net of taxes, and are equivalent to $.46 per share.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

       The following discussion is for general information only and is based on the federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of federal income taxation which may be relevant to any particular holder of the Notes in light of such holder's individual investment circumstances or to certain types of holders subject to special tax rules (e.g., financial institutions, broker-dealers, insurance companies, tax-exempt organizations, and foreign taxpayers), nor does it address specific state, local or foreign tax consequences. This summary assumes that the holders of the Notes have held their Notes as "capital assets" under the Internal Revenue Code of 1986, as amended. EACH HOLDER IS URGED TO CONSULT SUCH HOLDER'S TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER.


SALE OF NOTES PURSUANT TO THE OFFER

       The receipt of cash by a holder of the Notes in exchange for the Notes will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Such holder will recognize gain or loss in an amount equal to the difference between
(i) the amount of cash received (other than in respect of accrued interest) and
(ii) such holder's adjusted tax basis in the Notes. Subject to the market discount rules discussed below, such gain or loss will be capital gain or loss and will be long-term gain or loss if such holder has held such Notes for more than one year.

       The payment of accrued interest with respect to a Note generally will be treated as ordinary income.

       An exception to the capital gain treatment described above applies to a holder who holds a Note with a "market discount." Market discount is the amount by which the holder's basis in the Note immediately after its acquisition is exceeded by the stated redemption price of the Note at maturity. (However, a Note will be considered to have no market discount if such excess is less than 1/4 of 1% of the stated redemption price of the Note at maturity multiplied by the number of complete years from the holder's acquisition date of the Note to its maturity date.) The gain realized by the holder of a market discount Note on its purchase by Baby Superstore will be treated as ordinary income to the extent that market discount has accrued (on a straight line basis or, at the election of the holder, on a constant interest basis) from the holder's acquisition date to the date of sale, unless the holder has elected to include market discount in income currently as it accrues. Gain in excess of such accrued market discount will be subject to the capital gains rules described above.


RETENTION OF NOTES

       Although not free of doubt, holders who retain their Notes should not recognize any gain or loss by reason of Toys "R" Us, agreement to be jointly and severally liable with Baby Superstore for all of the payment obligations under the Notes and the Indenture. However, because of the uncertain state of the law, holders are urged to consult their tax advisors regarding the tax consequences of retaining their Notes and the conversion into Toys "R" Us Common Stock.

                                THE DEPOSITARY

       The Depositary for the Offer is The Bank of New York. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Offer should be directed to one of the addresses or telephone numbers set forth on the back cover of this Offer to Purchase. Requests for information or additional copies of the Offer to Purchaser and the related Letter of Transmittal should be directed to the Depositary.

       Baby Superstore will pay the Depositary reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for reasonable out-of-pocket expenses. Baby Superstore will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws.

       Brokers, dealers, commercial banks and trust companies will be reimbursed by Baby Superstore for customary mailing and handling expenses incurred by them in forwarding material to their customers. Baby Superstore will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary) in connection with the solicitation of tenders of Notes pursuant to the Offer.


                                 MISCELLANEOUS

       Baby Superstore is not aware of any jurisdiction where the making of the Offer is not in compliance with the laws of such jurisdiction. If Baby Superstore becomes aware of any jurisdiction where the making of the Offer would not be in compliance with such laws, Baby Superstore will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the Offer. If, after such good faith effort, Baby Superstore cannot comply with any such applicable laws, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of the Notes residing in such jurisdiction.

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK





          By Mail           Facsimile Transmission:   By Hand/Overnight Courier:

   The Bank of New York         (For Eligible            The Bank of New York
    101 Barclay Street        Institutions Only)          101 Barclay Street
 New York, New York 10286       (212) 571-3080               7 East Side
   Attn: George Johnson                                New York, New York 10286
                                                         Attn: George Johnson

                            Confirm by Telephone:

                                (212) 815-4997